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                                                              EXHIBIT 10(a)


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                                                              EXHIBIT 10(a)


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT by and between Fleet Financial Group, Inc., a Rhode Island corporation (the "Company"), and Charles K. Gifford (the "Executive"), dated as of the 14th day of March, 1999.

                               W I T N E S S E T H

         WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of March 14, 1999 (the "Merger Agreement"), among the Company and BankBoston Corporation, a Massachusetts corporation ("BKB"), BKB shall, as of the Effective Time (as defined in the Merger Agreement), merge with and into the Company, so that the Company is the Surviving Corporation (as defined in the Merger Agreement); and

         WHEREAS, the Executive is currently party to a severance agreement entered into with BKB, dated as of June 25, 1998 (the "Prior Agreement"); and

         WHEREAS, the Company wishes to provide for the orderly succession of the management of the Company following the Effective Time; and

         WHEREAS, the Company further wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, it is hereby agreed as follows:

         1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for an initial period (the "Initial Period"), a second period (the "Interim Period"), and a third period (the "Final Period") (the Initial Period, the Interim Period and the Final Period are hereinafter collectively referred to as the "Employment Period"). The Initial Period shall commence on the date (the "Effective Date") on which occurs the Effective Time and end on (a) January 1, 2002; or (b) such earlier date as the Chief Executive Officer of the Company as of the date


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hereof (the "Initial CEO") ceases to be Chief Executive Officer of the Company for any reason. The Interim Period shall begin at the end of the Initial Period and end on the first anniversary of the end of the Initial Period or such earlier date as the Chairman of the Board of Directors of the Company (the "Board") as of the date hereof ceases to be Chairman of the Board for any reason. The Final Period shall begin at the end of the Interim Period and end on January 1, 2003 or, if earlier, upon the termination of the Executive's employment hereunder (as of the Date of Termination, as defined in Section 4(d)). This Agreement shall be null and void if the Effective Time does not occur.

         2. POSITION AND DUTIES. (a) During the Initial Period, the Executive shall serve as the President and Chief Operating Officer of the Company. During the Interim Period, the Executive shall serve as the Chief Executive Officer of the Company and during the Final Period the Executive shall serve as both the Chief Executive Officer of the Company and as Chairman of the Board; in each case with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. The Board shall appoint the Executive to the positions specified above at the times specified above throughout the Employment Period. During the Employment Period, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board and shall use its best efforts (including, without limitation, the solicitation of proxies) to have the Executive elected and reelected to the Board for the duration of the Employment Period. The Executive shall be a member of the Company's Executive Committee at all times during the Employment Period.

         (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement, provided that the Executive may continue to participate and engage in activities not associated with the Company consistent with the Executive's past practices at BKB.


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         (c) The Company's headquarters shall be located in Boston,
Massachusetts, and the Executive shall be based and reside in the general area of Boston, except for such reasonable travel obligations as do not materially exceed the Executive's travel obligations immediately prior to the Effective Date.

         (d) Effective as of the Effective Date, the Company and the Executive shall enter into an agreement concerning the Executive's rights and duties in the event of a "change in control" of the Company, which shall be the same in form and substance as that of the Initial CEO. Any benefits to which the Executive becomes entitled under such agreement shall not be in addition to, but shall be reduced by, the Severance Payments, as defined in Section 6.1 of the Prior Agreement and as referred to in Section 5(a)(i)(A).

         3. COMPENSATION. The Executive's compensation during the Employment Period shall be determined by the Board upon the recommendation of the committee of the Board having responsibility for approving the compensation of senior executives (the "Compensation Committee"), subject to the provisions of Sections 3(a)-(f).

         (a) BASE SALARY. During the Initial Period and the Interim Period, commencing on the Effective Date, the Executive shall receive an annual base salary ("Annual Base Salary") at a rate of not less than 100% of the rate of annual base salary paid to the Initial CEO. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed by the Compensation Committee for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

         (b) ANNUAL BONUS. With respect to each fiscal year ending during the Initial Period, the Executive shall receive an annual bonus ("Annual Bonus") of not less than 9/10 of the annual bonus earned by the Initial CEO with respect that year. With respect to each fiscal year ending during the Interim Period, the Executive shall receive such Annual Bonus as shall be determined by the Board upon recommendation of the Compensation Committee, provided that such Annual Bonus shall not be less than 10/9 of the annual bonus earned by the Initial CEO with respect to such fiscal year. The Annual Bonus shall be payable in accordance with


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the Company's regular payroll practice for its senior executives, as in effect from time to time.

         (c) OTHER INCENTIVE COMPENSATION. (i) During the Employment Period, the Executive shall be eligible to participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and/or other long-term incentive compensation, as adopted and approved by the Board or the Compensation Committee from time to time).

              (ii) Without limiting the generality of the foregoing, as of the Effective Date, the Company shall make an award to the Executive of 300,000 restricted shares (the "Restricted Stock Grant") of the Company's common stock ("Common Shares"). 75,000 of such restricted shares (the "Donated Shares"), less the number of shares necessary to pay the Tax Amount (as defined hereinbelow), shall be donated to the Chad and Anne Gifford Fund at The Old Colony Charitable Foundation or such other charitable organization as the Executive may choose, provided that such organization is qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the provisions of Section 5 and subject to the attainment of the performance criteria previously agreed upon, all restrictions with respect to the Restricted Stock Grant shall lapse, with respect to one-sixth of the shares subject to such grant (including one-sixth of the Donated Shares), at the close of the first full fiscal quarter of the Company following the Effective Date; with respect to one-third of the shares subject to such grant (including one-third of the Donated Shares), on each of December 31, 2000 and December 2001; and with respect to one-sixth of the shares subject to such grant (including one-sixth of the Donated Shares), on December 31, 2002. For purposes of this Agreement, the "Tax Amount" shall mean any federal, state and local income and employment taxes imposed upon the Executive in connection with a donation hereunder, taking into account any limitations on the deductibility of the donated amount under federal income tax laws, and shall be determined by the independent auditor of BKB immediately prior to the Effective Date (the "Auditor"). The Tax Amount shall be withheld by the Company and paid to the appropriate tax authorities in accordance with applicable law. If the Executive's employment shall be terminated prior to the lapse of restrictions with respect to all or a portion of the Common Shares subject to a Restricted Stock Grant, including the Donated Shares (the "Unvested Shares"), the Unvested Shares shall be forfeited if the termination of employment is by the Company for Cause or by the Executive other than for Good Reason and shall become fully vested if the termination of employment is for any

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other reason. Subject to the foregoing provisions of this Section 3(c)(ii), the terms of the Restricted Stock Grant shall be consistent with the terms of the BankBoston 1996 Long-Term Incentive Plan (the "BKB Stock Plan").

              (iii) Without limiting the generality of the foregoing, as of the Effective Date and as of each of the first two anniversaries thereof, the Company shall make awards to the Executive of a nonqualified option, with an initial term of 10 years, to purchase 300,000 Common Shares (the "Option Grants"). Subject to the provisions of Section 5, each of the Option Grants shall vest and become exercisable as determined by the Board of Directors of the Company (or the compensation committee of the Board of Directors), provided that at least one-third of the shares subject to each Option Grant shall vest and become exercisable on each of the first three anniversaries of the date of grant. Subject to the foregoing provisions of this Section 3(c)(iii), the terms of the Option Grants shall be consistent with the terms of the BKB Stock Plan.

              (iv) Prior to the date of grant of each of the Restricted Stock Grants and Option Grants, the Company shall register, on a Form S-8 or other appropriate form, the Common Shares subject to the Restricted Stock Grant (including the Donated Shares) and the Option Grant.

         (d) SERP. During the Employment Period, the Executive shall continue to participate in BKB's supplemental retirement plans or any successor thereto or substitute therefor, or, if more favorable to the Executive, in the supplemental retirement plans in which the Initial CEO participates during the Initial Period, with credit thereunder for his years of service with the BKB, provided that the aggregate annual defined benefit retirement income (including retirement income from tax-qualified defined benefit retirement plans), expressed as a single life annuity, to which the Executive shall be entitled upon his termination of employment with the Company for any reason shall not be less than (but may be more than) $1.25 million, unreduced for any reason (including early retirement). Upon the death of the Executive, if his spouse survives him, his spouse shall be entitled to an aggregate annual defined benefit retirement income for her life of not less than 75% of the amount set forth in the immediately preceding sentence. The benefit provided under this Section 3(d) (the "SERP Benefit") shall be distributed in the same form as the benefits to which the Executive is entitled under the BankBoston Cash Balance Retirement Plan or any successor thereto. This Section 3(d) shall not expire or terminate upon the expiration or termination for any reason of this Agreement and shall continue in full force and effect upon such expiration or termination.

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         (e) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to receive fringe benefits on a basis not less favorable than the basis on which such benefits are provided to the Initial CEO during the Initial Period. Without limiting the generality of the foregoing, during the Employment Period, the Executive shall be provided with the use of a Company airplane and Company automobile, with driver, on a basis no less favorable to the Executive than provided to the Executive immediately prior to the Effective Date.

         (f) OTHER BENEFITS. During the Employment Period, (i) the Executive shall participate in all applicable savings and retirement plans, practices, policies and programs of the Company on a basis not less favorable than the basis on which such benefits are provided to the Initial CEO during the Initial Period, and (ii) the Executive and/or the Executive's eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance (but not split-dollar insurance), accidental death and travel accident insurance plans and programs on the same basis and subject to the same terms, conditions, cost-sharing requirements and the like as the Initial CEO during the Initial Period.

         4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for the period specified in the Company's disability plan for senior executives, but not less than a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive is disabled within the meaning of the applicable disability plan for senior executives. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.


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         (b) TERMINATION BY THE COMPANY. (i) The Company may terminate the
Executive's employment for Cause or without Cause. "Cause" means (A) the conviction of the Executive for the commission of a felony from which all final appeals have been taken, or (B) willful gross misconduct by the Executive in connection with his employment by the Company, in either case that results in material and demonstrable financial harm to the Company. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

              (ii) A termination of the Executive's employment for Cause shall not be effective unless it is accomplished in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provisions of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive's termination for Cause, that takes place not less than twenty nor more than thirty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of three-quarters of the entire membership of the Board stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement.

         (c) GOOD REASON. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:


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                   A. the failure of the Company to appoint the Executive to the position of Chief Executive Officer of the Company upon the expiration of the Initial Period;

                   B. the failure of the Company to cause the Executive to be elected to the Board or to be appointed to the Company's Executive Committee;

                   C. the failure of the Executive to be appointed as Chairman of the Board upon the expiration of the Interim Period;

                   D. any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than Boston, Massachusetts;

                   E. the failure by the Company to enter into the agreement prescribed in Section 2(d) of this Agreement;

                   F. the assignment to the Executive of any duties or responsibilities inconsistent in any respect with those customarily associated with the positions (including status, offices, titles and reporting requirements) to be held by the Executive during the applicable period pursuant to this Agreement, the appointment of any other Executive to perform any of the duties or responsibilities customarily associated with the positions to be held by the Executive during the applicable period pursuant to this Agreement, or any other action by the Company that results in a diminution or other material adverse change in the Executive's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                   G. any failure by the Company to comply with any provision of
    Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                   H. any failure by the Company to comply with Section 10(c) of this Agreement; or


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                   I. any other material breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of notice thereof from the Executive.

              (ii) For purposes of this Section 4(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

              (iii) The failure to set forth any fact or circumstance in a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

              (iv) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

         (d) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, or the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective, as the case may be.

         5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) OTHER THAN FOR CAUSE; FOR GOOD REASON; DEATH OR DISABILITY. If, during the Employment Period, the Company terminates the Executive's employment for Disability or any other reason, other than Cause; or the Executive terminates employment for Good Reason; or the Executive's employment is terminated by reason of his death; the Company shall

              (i) pay to the Executive (or, in the event of termination of employment by reason of the Executive's death, as provided in Section 10(a)), in a lump


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sum, in cash, within five business days after the Date of Termination, or as otherwise provided in this Section 5(a)(i),

                   (A) the "Severance Payments" as defined in Section 6.1 of the Prior Agreement (including without limitation payment to the Executive on account of the items described in paragraph (C) of such Section 6.1), representing the amounts and benefits to which the Executive would have been entitled under the Prior Agreement, as determined by the Auditor no later than 30 days after the execution of this Agreement, plus interest from the Effective Date to the date of the payment of such Severance Payments, at an annual rate equal to the "prime" rate as in effect on the Date of Termination, compounded daily (the "New Severance Payment"), provided that the Executive may elect to reduce the Severance Payments by the amount described in paragraph (B) of Section 6.1 of the Prior Agreement and, in lieu thereof, receive for a period of three years following the Date of Termination the continuation of the benefits described in Section 3(f)(ii); and

                   (B) the sum of the following amounts (the "Accrued Obligations"): (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) an amount equal to the product of (A) the maximum annual bonus that the Executive would have been eligible to earn for the year during which such termination occurs, and
    (B) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365; and
    (3) the SERP Benefit and all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination, provided that the form of the SERP Benefit shall be determined pursuant to Section 3(d) (the "SERP Procedure") and the form of other benefits described in this clause (B)(3) shall be determined in accordance with the aforesaid plans, programs and arrangements; and

              (ii) cause the Restricted Stock Grant, to the extent then unvested or forfeitable, to become immediately and fully vested and the Option Grants, to the extent then not exercisable, to become immediately and fully exercisable; and for purposes of any post-termination exercise period associated with such awards, consider the Executive to have remained employed through January 1, 2003; and


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              (iii) if termination is by the Company other than for Cause or by the Executive for Good Reason, at its expense, provide the Executive with outplacement services suitable to the Executive's position for three years following the Date of Termination or, if earlier, until the first acceptance by the Executive of an offer of employment; and

              (iv) if the Executive terminates his employment for the event of Good Reason described in Section 4(c)(i)(A) or 4(c)(i)(C) or if the Company terminates the Executive's employment other than for Cause prior to the date on which the Executive is entitled pursuant to this Agreement to become Chairman of the Board, pay to the Chad and Anne Gifford Fund at The Old Colony Charitable Foundation or such other charitable organization as the Executive may choose, provided that such organization is qualified under Section 501(c)(3) of the Code, in a lump sum, in cash, within five business days after the Date of Termination, $15,000,000, reduced by the Tax Amount (as defined in Section 3(c)), such Tax Amount to be determined by the Auditor and to be withheld by the Company and paid to the appropriate tax authorities in accordance with applicable law.

         (b) BY THE EXECUTIVE OTHER THAN FOR GOOD REASON; UPON TERMINATION FOLLOWING EXPIRATION OF THE AGREEMENT. If the Executive voluntarily terminates employment, other than for Good Reason, during the Employment Period or if the Executive's employment terminates for any reason after January 1, 2003, the Company shall pay to the Executive (1) in a lump sum in cash within 30 days of the Date of Termination, the New Severance Payment and any portion of the Executive's Annual Base Salary through the Date of Termination that has not been paid; and (2) the SERP Benefit in accordance with the SERP Procedure and all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

         (c) BY THE COMPANY FOR CAUSE. If the Executive's employment is terminated by the Company for Cause on or prior to January 1, 2003, the Company shall pay to the Executive (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not been paid; and (2) the SERP Benefit in accordance with the SERP Procedure and all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, program or arrangements as in effect immediately prior to the Date of Termination.


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         (d) EXCISE TAX PAYMENT. (i) In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this agreement (the "Contract Payments") or of any other plan, arrangement or agreement of the Company (or any affiliate) (together with the Contract Payments, the "Total Payments") would be subject to the excise tax (the "Excise Tax") imposed by section 4999 of the Code as determined as provided below, then, subject to the provisions of Section 5(d)(ii), the Company shall pay to the Executive, at the time specified in Section 5(d)(iii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on Total Payments and any federal, state and local income and employment taxes and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code in such calculation) of the Total Payments at the time such Total Payments are to be made. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (A) the total amount of the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of the Auditor, such amount (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments or
(2) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (A) hereof), and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rate.


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              (ii) In the event that, after giving effect to any
redeterminations described in Section 5(d)(iv), the sum of the Total Payments and the Gross-Up Payment (in each case after deduction of the net amount of federal, state and local income and employment taxes and the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments and the Gross-Up Payment) does not equal or exceed 110% of the largest amount of Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax (after deduction of the net amount of federal, state and local income and employment taxes on such reduced Total Payments), then
Section 5(d)(i) shall not apply and, to the extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax, the cash Contract Payments shall first be reduced (if necessary, to zero), and the noncash Contract Payments shall thereafter be reduced (if necessary, to zero); provided, however, that the Executive may elect to have the noncash Contract Payments reduced (or eliminated) prior to any reduction of the cash Contract Payments.

              (iii) The Gross-Up Payments provided for in Section 5(d)(i) shall be made upon the earlier of (i) ten days following termination of the Executive's employment or (ii) ten days following the imposition upon the Executive or payment by the Executive of any Excise Tax.

              (iv) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of the Auditor that the Excise Tax is less than the amount taken into account under Section 5(d)(i) , the Executive shall repay to the Company within thirty (30) days of the Executive's receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state or local income or employment tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of the Auditor that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment, plus any interest and penalties, in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion.


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              (v) All fees and expenses of the Auditor incurred in connection with this agreement shall be borne by the Company.

         6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

         7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

         8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

         9. INDEMNIFICATION; ATTORNEYS' FEES. The Company shall pay or indemnify the Executive to the full extent permitted by law and the by-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of his duties hereunder. The Company also agrees to pay,


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


as incurred, to the fullest extent permitted by law, or indemnify Executive if such payment is not legally permitted, for all legal fees and expenses that the Executive may in good faith incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

         10. SUCCESSORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         11. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


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


                                  If to the Executive:

                                  Charles K. Gifford
                                  107 Summer Street
                                  Manchester, MA 01944


                                  If to the Company:

                                  Fleet Financial Group, Inc.
                                  One Federal Street
                                  Boston, MA 02110

or to such other address as either party furnishes to the other in writing in accordance with this Section 11(b). Notices and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

         (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

         (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

         (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement, including the Prior Agreement (except to the


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


extent the Prior Agreement is referenced in Section 5(a)(i)), between them concerning the subject matter hereof.

         (g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

         (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

         (i) The obligations of the Company and the Executive under Sections 5 (including without limitation Section 5(b)), 6, 7, 8, 9 and 10 (in addition to those under Section 3(d)) shall survive the expiration or termination for any reason of this Agreement.


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


         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                  FLEET FINANCIAL GROUP, INC.



                                  By: /s/ William C. Mutterperl
                                     --------------------------------
                                      Title: Executive Vice
                                             President &
                                             General Counsel

                                  /s/ Charles K. Gifford
                                  -----------------------------------
                                  EXECUTIVE


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